AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 2016

REGISTRATION NO. 333-118857

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3D

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

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BAYLAKE CORP.

(Exact name of registrant as specified in its charter)

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WISCONSIN	39-1268055
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

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111 North Washington Street

Green Bay, Wisconsin 54301

(920) 430-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Ann K. Lawson	with copy to:
Chief Financial Officer	Robert D. Klingler, Esq.
Nicolet Bankshares, Inc.	Bryan Cave LLP
111 North Washington Street	One Atlantic Center, Fourteenth Floor
Green Bay, Wisconsin 54301	1201 West Peachtree Street, NW
(920) 430-1400	Atlanta, Georgia 30309-3488
(404) 572-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Approximate Date of Commencement of Proposed Sale to the Public: N/A

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐          Accelerated filer  ☒          Non-accelerated filer  ☐          Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3, File No. 333-118857 (the “Registration Statement”) filed by Baylake Corp., a Wisconsin corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on September 8, 2004, which registered 1,000,000 shares of Baylake common stock, par value $5.00 per share, under the Baylake Corp. Automatic Dividend Reinvestment Plan.

On September 8, 2015, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”). On April 29, 2016, pursuant to the terms of the Agreement, the Company was merged with and into Nicolet (the “Merger”), with Nicolet surviving the Merger.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement, the Company removes from registration, by means of this Post-Effective Amendment, any and all of the Company’s securities that were registered for issuance and that have not been sold by the holders of such securities through the Registration Statement as of the effective time of the Merger. The Company is filing this Post-Effective Amendment to reflect the deregistration of such securities.

The foregoing description of the Merger, the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Baylake on September 11, 2015 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Green Bay, State of Wisconsin, on May 2, 2016.

NICOLET BANKSHARES, INC.

(as successor to Baylake Corp.)

By:  /s/ Ann K. Lawson

Ann K. Lawson

Chief Financial Officer

NOTE: Pursuant to and in reliance on Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.